Exhibit 10.16.3
SECOND AMENDMENT TO THE
T. ROWE PRICE GROUP, INC.
2001 STOCK INCENTIVE PLAN
WITNESSETH:
     WHEREAS, T. Rowe Price Group, Inc., a Maryland corporation (the “Corporation”), maintains the 2001 Stock Incentive Plan (the “Plan”); and
     WHEREAS, Section 7(e) of the Plan reserves to the Board of Directors of the Corporation (the “Board”) the authority to amend the Plan from time to time; and
     WHEREAS, the Board has determined that it is desirable and in the best interests of the Corporation and its stockholders to amend the Plan to remove from Section 6(a) the following two sentences to ensure that Awards issued under the Plan will not be construed as having a compensation deferral feature within the purview of section 409A of the Internal Revenue Code of 1986:
“The Administrator may permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.”
     NOW, THEREFORE, the Plan is amended, effective immediately, as follows:
First and Only Change
     Section 6(a) of the Plan is amended by deleting the last two sentences thereof so that Section 6(a) shall read in its entirety as follows:
     “(a) Awards, In General. The Administrator, in its sole discretion, shall establish the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement.”
     IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to be executed by its duly authorized officer this 12th day of December, 2008.

ATTEST:		T. ROWE PRICE GROUP, INC.

By:	/s/ Barbara A. Van Horn	By:	/s/ James A.C. Kennedy